Exhibit 99.2

CONTACT:	Michal D. Cann — President & CEO
Rick A. Shields — EVP & Chief Financial Officer
	360.679.3121	NEWS RELEASE

WASHINGTON BANKING COMPANY DECLARES QUARTERLY CASH DIVIDEND
OAK HARBOR, WA — January 29, 2007 — Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be paid February 27, to shareholders of record on February 12, 2007. Shareholders also received a five-for-four common stock split in September 2006, and per share data has been adjusted to reflect the split. Washington Banking has paid a quarterly cash dividend since its 1998 initial public offering.
Last week, Washington Banking announced 2006 results. Net income for the year was unchanged from 2005 at $9.5 million, or $1.00 per diluted share, despite a $575,000 restructuring charge in the fourth quarter.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 20 full-service branches located in five counties in Northwestern Washington. In September, Ryan Beck & Co. ranked WBCO #33 on its list of the Top 100 U.S. Banks and Thrifts, based on 5 year total return.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
Note: Transmitted on Business Wire at 3:30 a.m., PST on January 29, 2007.